UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)

of the Securities Exchange Act of 1934

Check the appropriate box:

☐ Preliminary Information Statement

☐ Confidential, for use of the Commission only (as permitted by Rule 14c-5(d)(2))

☒ Definitive Information Statement

MUSCLEPHARM CORPORATION

 (Name of Registrant as Specified in Its Charter)

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☐	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

1)	Title of each class of securities to which transaction applies:

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5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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 2) Form, Schedule or Registration Statement No:

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 4) Date Filed:

THIS INFORMATION STATEMENT IS BEING PROVIDED TO

YOU BY THE BOARD OF DIRECTORS OF MUSCLEPHARM CORPORATION

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE

REQUESTED NOT TO SEND US A PROXY

MUSCLEPHARM CORPORATION

4721 Ironton Street, Building A

Denver, Colorado 80239

(303) 396-6100

INFORMATION STATEMENT

November 5, 2012

NOTICE OF STOCKHOLDER ACTION BY WRITTEN CONSENT

GENERAL INFORMATION

To the Holders of Common Stock of MusclePharm Corporation:

This Information Statement has been filed with the Securities and Exchange Commission and is being furnished, pursuant to Section 14C of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to the holders (the “Stockholders”) of common stock, par value $0.001 per share (the “Common Stock”), of MusclePharm Corporation, a Nevada corporation (the “Company”), to notify the Stockholders that as of November 5, 2012, in lieu of a meeting of the stockholders, the Company received a unanimous written consent from the holders of the Company’s Series B Preferred Stock, par value $0.001 per share (the “Series B Preferred”). Each share of Series B Preferred has the equivalent of approximately 46,787,034 votes of Common Stock (based upon the outstanding number of shares of Common Stock issued at the time of the consent). Currently, there are two holders of Series B Preferred (together, the “Series B Stockholders”), together holding 51 shares of Series B Preferred, who hold in the aggregate approximately 50.9989% of the total voting power of all issued and outstanding voting capital stock of the Company (such holders the “Majority Stockholders”). The Majority Stockholders, upon the recommendation of the Company’s Board of Directors (the “Board”) authorized the following:

An amendment to Article III of the Company’s Articles of Incorporation, to be implemented after the effectiveness of the Reverse Stock Split (as defined below) to increase our authorized Common Stock from 2,941,177 shares to 100 million shares. Such amendment amends and restates Article III in its entirety as follows:

Article III: Authorized Shares

1.	Authorized Common Stock. The corporation is authorized to issue one hundred million (100,000,000) shares of common stock, par value $.001 per share.

2.	Authorized Preferred Stock. The corporation is authorized to issue ten million (10,000,000) shares of preferred stock, par value, $.001 per share, of which:

(a)	five million (5,000,000) shares have been previously designated as “Series A Convertible Preferred Stock” as set forth in the Certificate of Designation filed with the Nevada Secretary of State on February 17, 2010, and the description of the powers, designations, preferences, limitations, restrictions and relative rights of such series as set forth therein are incorporated herein by this reference;

(b)	fifty-one (51) shares have been previously designated as “Series B Preferred Stock” as set forth in the Certificate of Designation filed with the Nevada Secretary of State on August 12, 2011, and the description of the powers, designations, preferences, limitations, restrictions and relative rights of such series as set forth therein are incorporated herein by this reference; and

(c)	five hundred (500) shares have been previously designated as “Series C Convertible Preferred Stock” as set forth in the Certificate of Designation filed with the Nevada Secretary of State on October 25, 2011, and the description of the powers, designations, preferences, limitations, restrictions and relative rights of such series as set forth therein are incorporated herein by this reference.

The board of directors of the corporation is hereby vested with the authority to prescribe the series and the number of each series of authorized and theretofore undesignated preferred stock and the voting powers, designations, preferences, limitations, restrictions and relative rights of each such series.

On November 5, 2012, the Board authorized a reverse stock split of the Company’s outstanding Common Stock, and a corresponding and proportionate decrease in the Company’s authorized Common Stock, each at a ratio of one-for-eight hundred fifty (1-for-850) (collectively, the “Reverse Stock Split”). The Reverse Stock Split was authorized by the Board pursuant to Nevada Revised Statutes (“NRS”) 78.207, and replaced an earlier Board resolution authorizing a one-for-six hundred fifty reverse stock split. The Reverse Stock Split, unless abandoned by the Board as described below, will be effected by the filing of a Certificate of Change with the Nevada Secretary of State pursuant to NRS 78.209, on or before December 31, 2012, with the actual time of filing, and thus the actual time of the effectiveness of the Reverse Stock Split, determined by the Board in its discretion. The terms of the Reverse Stock Split, as authorized by the Board, permits the Board to abandon the Reverse Stock Split if it determines, in its sole discretion, that giving effect to the Reverse Stock Split is no longer in the interests of the Company or its stockholders.

Under N.R.S. 78.207, the consent of the Company’s stockholders is not required to effect the Reverse Stock Split. Accordingly, your consent is not required on this action by our Board, and is not being solicited in connection with this Information Statement. In addition, on November 5, 2012, the Board approved the above amendment to the Company’s Articles of Incorporation, and recommended the proposal for approval by requisite Stockholders.

The Board believes that the amendment of Article III of the Company’s Articles of Incorporation is advisable in that the Company otherwise would have only 2,941,177 shares of authorized Common Stock after the Reverse Stock Split, which would be significantly less than the Board believes will be necessary for the Company to engage in future capital stock transactions. The Board believes that authorizing 100 million shares of Common Stock will allow the Company to issue such shares from time to time in such amounts as may be in the Company’s interests.

The Board believes the Reverse Stock Split is advisable in order to seek to a higher trading stock price and potentially allow the Company to seek a listing of its Common Stock on a more established trading market, including a stock exchange. Accordingly, it was the Board’s determination that the Reverse Stock Split would better position the Company to seek to provide better liquidity, more efficient trading volumes, and ultimately provide the stockholders of the Company with a greater potential return.

We will mail this Notice to the Stockholders on or about November 5, 2012.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND A PROXY.

INTRODUCTION

Nevada corporate law provides that unless otherwise provided in a corporation’s articles of incorporation or bylaws, any action required or permitted to be taken at a meeting of the stockholders may be taken without a meeting if, before or after the action, a written consent thereto is signed by stockholders holding at least a majority of the voting power, except that if a different proportion of voting power is required for such an action at a meeting, then that proportion of written consents is required. Our bylaws provide that any action that may be taken at any annual or special meeting of stockholders may be taken without a meeting and without prior notice if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote on such action were present and voted. However, our bylaws require that unless the consents of all stockholders entitled to vote have been solicited in writing, and unless the unanimous written consent of all stockholders has been received, our corporate secretary must give prompt notice of the corporate action so approved by the stockholders without a meeting.

In accordance with the foregoing, we will mail the Notice to the Stockholders on or about November 5, 2012.

This Information Statement contains a brief summary of the material aspects of the above amendment to the Articles of Incorporation approved by the Board of MusclePharm Corporation (the “Company,” “we,” “our,” or “us”) and the Majority Stockholders.

Series B Preferred

The designation, rights, preferences and privileges of the Series B Preferred are set forth in the Certificate of Designation filed with the Nevada Secretary of State on August 12, 2011. Among other things, the Certificate of Designation provides that each one share of Series B Preferred has voting rights equal to (x) 0.019607 multiplied by the total issued and outstanding Common Stock eligible to vote at the time of the respective vote (the “Numerator”), divided by (y) 0.49, minus (z) the Numerator.

There are currently issued and outstanding 51 shares of Series B Preferred, which are held of record by two persons. As a result of the voting rights granted to the Series B Preferred, the Series B Stockholders hold in the aggregate approximately 50.9989% of the total voting power of all issued and outstanding voting capital of the Company.

As of October 25, 2012, there were issued and outstanding (i) 2,292,665,700 shares of Common Stock, (ii) zero shares of Series A Convertible Preferred Stock, (iii) 51 shares of Series B Preferred, and (iv) zero shares of Series C Convertible Preferred Stock. Based on the foregoing, the aggregate voting power of the Company’s outstanding capital stock entitled to vote regarding the approval of the proposal to amend the Articles of Incorporation is 4,678,806,983 votes (the sum of the voting power represented by the issued and outstanding shares of Common Stock and Series B Preferred). Pursuant to Nevada law, at least a majority of the voting power of the Company’s outstanding capital stock, or at least 2,339,403,492 votes, is required to approve the above amendment to the Articles of Incorporation whether by meeting or by written consent. The Series B Stockholders, who hold approximately 50.9989% of the voting power of the Company’s outstanding capital stock (or, as of the date hereof, 2,386,138,857 votes), have voted in favor of the above amendment to the Company’s Articles of Incorporation.

The following table sets forth the names of the Series B Stockholders, the number of shares of Series B Preferred held by each Series B Stockholder, the total number of votes that the Series B Stockholders cast in favor of the above amendment to the Articles of Incorporation and the percentage of the issued and outstanding voting equity of the Company that voted in favor thereof.

Name of Series B Stockholder	Number of Shares of Series B Preferred held	Number of Votes held by such Series B Stockholder	Number of Votes Cast in favor of the Authorized Common Share Increase	Percentage of the Voting Equity that Voted in favor of the Authorized Common Share Increase
Brad J. Pyatt	31	1,450,398,604	31	30.9993%
Cory Gregory	20	935,741,680	20	19.995%

Dissenter’s Rights

No action will be taken in connection with the actions by the Board and Majority Stockholders described in this Information Statement for which Nevada law, our Articles of Incorporation or Bylaws provide a right of a stockholder to dissent from any such action and obtain appraisal of or payment for such stockholder’s shares.

Interest of Certain Persons in Matters to be Acted Upon

No director, executive officer, affiliate of any director, executive officer or any other person has any substantial interest, direct or indirect, by security holdings or otherwise, in the above amendment to our Articles of Incorporation that is not shared by all other stockholders other than Board members and executive officers may receive stock grants, stock options, restricted stock units and other equity awards in the future that would likely involve the issuance of Common Stock to them.

Actions to be Taken

The above described authorized share increase will become effective on the date that we file a Certificate of Amendment to our Articles of Incorporation of the Company (the “Amendment”) with the Secretary of State of the State of Nevada. We intend to file the Amendment with the Secretary of State of the State of Nevada promptly after the 20th day following the date on which this Information Statement is mailed to the Stockholders.

APPROVAL OF AMENDMENT TO OUR ARTICLES OF INCORPORATION TO
EFFECT INCREASE IN AUTHORIZED SHARES OF COMMON STOCK FROM 2,941,177
(POST REVERSE STOCK SPLIT) TO 100,000,000

The Board and the Majority Stockholders have approved an amendment to our Articles of Incorporation to effect an increase in our authorized shares of Common Stock from 2,941,177 (post Reverse Stock Split) to 100,000,000.

General Information

The Reverse Stock Split, as discussed below, will reduce the number of shares of our Common Stock issued and outstanding, but will not change the par value of our Common Stock. However, the Reverse Stock Split will change the number of authorized shares of our Common Stock from 2.5 billion to 2,941,177, and it will not change any of our other shares of our authorized capital stock. As of October 25, 2012, our authorized capital stock consisted of 2,500,000,000 shares of Common Stock, par value $0.001 (2,292,665,700 of which are issued and outstanding); 5,000,000 shares of Series A Convertible Preferred Stock (none of which are issued and outstanding); 51 shares of Series B Preferred Stock (all of which are issued and outstanding); and 500 shares of Series C Preferred Stock (none of which are issued and outstanding). We also have 5,000,000 shares of “blank check” preferred stock authorized, 4,999,449 shares of which are undesignated as of October 25, 2012.

Article III of our Articles of Incorporation will be amended, post Reverse Stock Split, to increase our authorized shares of Common Stock from 2,941,177 to 100 million. Article III as amended, would read in its entirety as follows:

Article III: Authorized Shares

1.	Authorized Common Stock. The corporation is authorized to issue one hundred million (100,000,000) shares of common stock, par value $.001 per share.

2.	Authorized Preferred Stock. The corporation is authorized to issue ten million (10,000,000) shares of preferred stock, par value, $.001 per share, of which:

(a)	five million (5,000,000) shares have been previously designated as “Series A Convertible Preferred Stock” as set forth in the Certificate of Designation filed with the Nevada Secretary of State on February 17, 2010, and the description of the powers, designations, preferences, limitations, restrictions and relative rights of such series as set forth therein are incorporated herein by this reference;

(b)	fifty-one (51) shares have been previously designated as “Series B Preferred Stock” as set forth in the Certificate of Designation filed with the Nevada Secretary of State on August 12, 2011, and the description of the powers, designations, preferences, limitations, restrictions and relative rights of such series as set forth therein are incorporated herein by this reference; and

(c)	five hundred (500) shares have been previously designated as “Series C Convertible Preferred Stock” as set forth in the Certificate of Designation filed with the Nevada Secretary of State on October 25, 2011, and the description of the powers, designations, preferences, limitations, restrictions and relative rights of such series as set forth therein are incorporated herein by this reference.

The board of directors of the corporation is hereby vested with the authority to prescribe the series and the number of each series of authorized and theretofore undesignated preferred stock and the voting powers, designations, preferences, limitations, restrictions and relative rights of each such series.

The terms of any additional shares of Common Stock giving effect to after the Reverse Stock Split and the amendment to our Articles of Incorporation described above will be identical to those of the currently outstanding shares of Common Stock. However, because holders of Common Stock have no preemptive rights to purchase or subscribe for any unissued stock of the Company, the issuance of additional shares of Common Stock will reduce the current stockholders’ percentage ownership interest in the total outstanding shares of Common Stock. This amendment and the resulting creation of additional shares of authorized Common Stock will not alter the current number of issued shares either now or post Reverse Stock Split. The relative rights and limitations of the shares of Common Stock will remain unchanged after giving effect to this amendment. If the Board elects not to proceed with the Reverse Stock Split, there will be no amendment of Article III of our Articles of Incorporation, notwithstanding Majority Stockholder approval.

As noted above, as of October 25, 2012, a total of 2,292,665,700 shares of the Company’s currently authorized 2.5 billion shares of Common Stock are outstanding. In addition, the Company currently has options outstanding to purchase an aggregate of 1,617,500 shares of Common Stock and outstanding warrants to purchase an aggregate of 4,247,667 shares of Common Stock. The increase in the number of authorized but unissued shares of Common Stock resulting from the above-described amendment to our Articles of Incorporation would enable the Company, without stockholder approval, to issue shares under options and warrants granted in the future in addition to shares underlying our outstanding options and warrants. In addition, the increase in the number of authorized but unissued shares of Common Stock would enable the Company, without further stockholder approval, to issue shares from time to time as may be required for other proper business purposes, such as raising additional capital for ongoing operations, business and asset acquisitions, stock splits and dividends, present and future employee benefit programs and other corporate purposes. The Company currently does not have any plans, arrangements or understandings, written or oral, to issue any of the authorized but unissued shares that would become available as a result of the amendment to our Articles of Incorporation other than we expect to seek to undertake an offering of our Common Stock in the near future to raise up to $20 million. This Information Statement is neither an offer nor solicitation of an offer to purchase any securities of the Company.

The proposed increase in the authorized number of shares of Common Stock could have a number of effects on the Company’s stockholders depending upon the exact nature and circumstances of any subsequent issuances of Common Stock. The increase could have an anti-takeover effect, in that additional shares could be issued (within the limits imposed by applicable law) in one or more transactions that could make a change in control or takeover the Company more difficult. For example, additional shares could be issued by the Company that may dilute the stock ownership or voting rights of person seeking to obtain control of the Company, even if the persons seeking to obtain control of the Company offer an above-market premium that is favored by a majority of the independent stockholders. Similarly, the issuance of additional shares to certain persons allied with the Company’s management could have the effect of making it more difficult to remove the Company’s current management by diluting the stock ownership or voting rights of persons seeking to cause such removal. The Board is not aware of any attempt, or contemplated attempt, to acquire control of the Company, and this proposal is not being presented with the intent that it be utilized as a type of anti-takeover device.

Stockholders should recognize that, as a result of this proposal, they will own a smaller percentage of shares relative to the total authorized shares of the Company, than they presently own, and will be diluted as a result of any issuances effected by the Company in the future.

With respect to the authorized share increase described in this Information Statement, the Board reserves the right, notwithstanding that the Series B Stockholders have approved the authorized share increase, to elect not to proceed with the authorized share increase, at any time prior to filing the Amendment, the Board, in its sole and absolute discretion, determines that it is no longer in the Company’s best interests and the best interests of the Company’s stockholders to consummate the authorized share increase.

THE REVERSE STOCK SPLIT

General Information

The Reverse Stock Split will reduce the number of shares of our Common Stock issued and outstanding to approximately 2,697,254, will not change the par value of our Common Stock, will not reduce the authorized shares of any other classes or series of our capital stock, but will correspondingly and proportionately reduce our authorized Common Stock to 2,941,177 shares. As set forth above we have received Board and Majority Stockholder approval for the amendment to our Articles of Incorporation discussed above to increase our authorized shares of Common Stock (only after the Reverse Stock Split, if effected) from 2,941,177 shares to 100 million shares.

The Reverse Stock Split permits (but does not require) our Board to effect a reverse stock split of our issued and outstanding Common Stock at any time prior to December 31, 2012, by a ratio of one-for-eight hundred fifty. Our Board reserves the right to elect to abandon the Reverse Stock Split, if it determines, in its sole discretion, that the Reverse Stock Split is no longer in the best interests of the Company. Under the Reverse Stock Split, eight hundred fifty shares of existing Common Stock will be combined into one share of Common Stock. Any fractional shares that would otherwise result from the Reverse Stock Split will be rounded up to the next whole share.

Background and Reasons for the Reverse Stock Split; Potential Consequences of the Reverse Stock Split

Our Board has approved the Reverse Stock Split with the primary intent of increasing the market price of our Common Stock to enhance our ability to meet the initial listing requirements of The NASDAQ Capital Market and to make our Common Stock more attractive to a broader range of institutional and other investors. In addition to increasing the market price of our Common Stock, the Reverse Stock Split would also reduce certain of our costs, as discussed below. Accordingly, for these and other reasons discussed below, we believe that effecting the Reverse Stock Split is in the Company’s and our stockholders’ interests.

We believe that the Reverse Stock Split will enhance our ability to obtain an initial listing on The NASDAQ Capital Market or other stock exchange. The NASDAQ Capital Market requires, among other items, an initial bid price of least $4.00 per share and following initial listing, maintenance of a continued price of at least $1.00 per share. Reducing the number of outstanding shares of our Common Stock should, absent other factors, increase the per share market price of our Common Stock, although we cannot provide any assurance that our minimum bid price would remain following the Reverse Stock Split over the minimum bid price requirement of any such stock exchange.

Additionally, we believe that the Reverse Stock Split will make our Common Stock more attractive to a broader range of institutional and other investors, as we have been advised that the current market price of our Common Stock affects its acceptability to certain institutional investors, professional investors and other members of the investing public. Many brokerage houses and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. In addition, some of those policies and practices may function to make the processing of trades in low-priced stocks economically unattractive to brokers. Moreover, because brokers’ commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current average price per share of Common Stock can result in individual stockholders paying transaction costs representing a higher percentage of their total share value than would be the case if the share price were substantially higher. We believe that the Reverse Stock Split will make our Common Stock a more attractive and cost effective investment for many investors, which will enhance the liquidity of the holders of our Common Stock. We do not need approval of our stockholders to effect the Reverse Stock Split. However, we do need approval of our stockholders to amend our Articles of Incorporation to increase our authorized common shares after the Reverse Stock Split, which we have received by a vote of the Majority Stockholders.

Reducing the number of outstanding shares of our Common Stock through the Reverse Stock Split is intended, absent other factors, to increase the per share market price of our Common Stock. However, other factors, such as our financial results, market conditions and the market perception of our business may adversely affect the market price of our Common Stock. As a result, there can be no assurance that the Reverse Stock Split, if completed, will result in the intended benefits described above, that the market price of our Common Stock will increase following the Reverse Stock Split or that the market price of our Common Stock will not decrease in the future. Additionally, we cannot assure you that the market price per share of our Common Stock after a Reverse Stock Split will increase in proportion to the reduction in the number of shares of our Common Stock outstanding before the Reverse Stock Split. Accordingly, the total market capitalization of our Common Stock after the Reverse Stock Split may be lower than the total market capitalization before the Reverse Stock Split.

Procedure for Implementing the Reverse Stock Split

The Reverse Stock Split would become effective upon the filing of a Certificate of Change with the Nevada Secretary of State (or at a later date and time as set forth therein) as determined by our Board (the “Effective Time”). The exact timing of the effectiveness of the Reverse Stock Split will be determined by our Board based on its evaluation as to when such action will be the most advisable to the Company and our stockholders. In addition, our Board reserves the right, and without any action by the stockholders, to elect not to proceed with the Reverse Stock Split if, at any time before effecting the Reverse Stock Split, our Board, in its sole discretion, determines it is no longer in the best interests of the Company or its stockholders to proceed with the Reverse Stock Split.

Effect of the Reverse Stock Split on Holders of Outstanding Common Stock

The Reverse Stock Split will affect all holders of our Common Stock uniformly and will not affect any stockholder’s relative percentage ownership interest in the Company, except that as described below in “— Fractional Shares,” record holders of Common Stock otherwise entitled to a fractional share as a result of the Reverse Stock Split will be rounded up to the next whole share. In addition, the Reverse Stock Split will not affect any stockholder’s relative voting power (subject to the treatment of fractional shares).

The Reverse Stock Split may result in some stockholders owning “odd lots” of less than 100 shares of Common Stock. Odd lot shares may be more difficult to sell, and brokerage commissions and other costs of transactions in odd lots are generally somewhat higher than the costs of transactions in “round lots” of even multiples of 100 shares.

After the Effective Time, our Common Stock will have a new Committee on Uniform Securities Identification Procedures (CUSIP) number, which is a number used to identify our equity securities, and stock certificates with the older CUSIP number will need to be exchanged for stock certificates with the new CUSIP number by following the procedures described below. After the Reverse Stock Split, we will continue to be subject to the periodic reporting and other requirements of the Securities Exchange Act of 1934, as amended. Our Common Stock will continue to be listed on the OTC Bulletin Board under the symbol “MSLP” subject to any decision of our Board of Directors to list our securities on a stock exchange.

Beneficial Holders of Common Stock (i.e. stockholders who hold in street name)

Upon the implementation of the Reverse Stock Split, we intend to treat shares held by stockholders through a bank, broker, custodian or other nominee in the same manner as registered stockholders whose shares are registered in their names. Banks, brokers, custodians or other nominees will be instructed to effect the Reverse Stock Split for their beneficial holders holding our Common Stock in street name. However, these banks, brokers, custodians or other nominees may have different procedures than registered stockholders for processing the Reverse Stock Split. Stockholders who hold shares of our Common Stock with a bank, broker, custodian or other nominee and who have any questions in this regard are encouraged to contact their banks, brokers, custodians or other nominees.

Registered “Book-Entry” Holders of Common Stock (i.e. stockholders that are registered on the transfer agent’s books and records but do not hold stock certificates)

Certain of our registered holders of Common Stock may hold some or all of their shares electronically in book-entry form with the transfer agent. These stockholders do not have stock certificates evidencing their ownership of the Common Stock. They are, however, provided with a statement reflecting the number of shares registered in their accounts.

Stockholders who hold shares electronically in book-entry form with the transfer agent will not need to take action (the exchange will be automatic) to receive whole shares of post-Reverse Stock Split Common Stock, subject to adjustment for treatment of fractional shares.

Holders of Certificated Shares of Common Stock

Stockholders holding shares of our Common Stock in certificated form will be sent a transmittal letter by our transfer agent after the Effective Time. The letter of transmittal will contain instructions on how a stockholder should surrender his, her or its certificate(s) representing shares of our Common Stock (the “Old Certificates”) to the transfer agent in exchange for certificates representing the appropriate number of whole shares of post-Reverse Stock Split Common Stock (the “New Certificates”). No New Certificates will be issued to a stockholder until such stockholder has surrendered all Old Certificates, together with a properly completed and executed letter of transmittal, to the transfer agent. No stockholder will be required to pay a transfer or other fee to exchange his, her or its Old Certificates. Stockholders will then receive a New Certificate(s) representing the number of whole shares of Common Stock that they are entitled as a result of the Reverse Stock Split, subject to the treatment of fractional shares described below. Until surrendered, we will deem outstanding Old Certificates held by stockholders to be cancelled and only to represent the number of whole shares of post-Reverse Stock Split Common Stock to which these stockholders are entitled, subject to the treatment of fractional shares. Any Old Certificates submitted for exchange, whether because of a sale, transfer or other disposition of stock, will automatically be exchanged for New Certificates. If an Old Certificate has a restrictive legend on the back of the Old Certificate(s), the New Certificate will be issued with the same restrictive legends that are on the back of the Old Certificate(s).

STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY STOCK CERTIFICATE(S) UNTIL REQUESTED TO DO SO.

Fractional Shares

We will not issue any fractional shares in connection with the Reverse Stock Split. Therefore, we will not issue certificates representing fractional shares. In lieu of issuing a fractional share, we will round up to the next whole share.

Effect of the Reverse Stock Split on Employee Plans, Options, Restricted Stock Awards and Units, Warrants, and Convertible or Exchangeable Securities

Based upon the Reverse Stock Split ratio, proportionate adjustments are generally required to be made to the per share exercise price and the number of shares issuable upon the exercise or conversion of all outstanding options, warrants, convertible or exchangeable securities entitling the holders to purchase, exchange for, or convert into, shares of Common Stock. This would result in approximately the same aggregate price being required to be paid under such options, warrants, convertible or exchangeable securities upon exercise, and approximately the same value of shares of Common Stock being delivered upon such exercise, exchange or conversion, immediately following the Reverse Stock Split as was the case immediately preceding the Reverse Stock Split. The number of shares deliverable upon settlement or vesting of restricted stock awards will be similarly adjusted, subject to our treatment of fractional shares. The number of shares reserved for issuance pursuant to these securities will be proportionately based upon the Reverse Stock Split ratio determined by the Board, subject to our treatment of fractional shares.

Accounting Matters

The Reverse Stock Split will not affect the par value of our Common Stock per share, which will remain $0.001 per share. As a result, as of the Effective Time, the stated capital attributable to Common Stock and the additional paid-in capital account on our balance sheet will not change due to the Reverse Stock Split. Reported per share net income or loss will be higher because there will be fewer shares of Common Stock outstanding.

Certain Federal Income Tax Consequences of the Reverse Stock Split

The following summary describes certain material U.S. federal income tax consequences of the Reverse Stock Split to holders of our Common Stock.

Unless otherwise specifically indicated herein, this summary addresses the tax consequences only to a beneficial owner of our Common Stock that is a citizen or individual resident of the United States, a corporation organized in or under the laws of the United States or any state thereof or the District of Columbia or otherwise subject to U.S. federal income taxation on a net income basis in respect of our Common Stock (a “U.S. holder”). A trust may also be a U.S. holder if (1) a U.S. court is able to exercise primary supervision over administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person. An estate whose income is subject to U.S. federal income taxation regardless of its source may also be a U.S. holder. This summary does not address all of the tax consequences that may be relevant to any particular investor, including tax considerations that arise from rules of general application to all taxpayers or to certain classes of taxpayers or that are generally assumed to be known by investors. This summary also does not address the tax consequences to (i) persons that may be subject to special treatment under U.S. federal income tax law, such as banks, insurance companies, thrift institutions, regulated investment companies, real estate investment trusts, tax-exempt organizations, U.S. expatriates, persons subject to the alternative minimum tax, traders in securities that elect to mark to market and dealers in securities or currencies, (ii) persons that hold our Common Stock as part of a position in a “straddle” or as part of a “hedging,” “conversion” or other integrated investment transaction for federal income tax purposes, or (iii) persons that do not hold our Common Stock as “capital assets” (generally, property held for investment).

If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of our Common Stock, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. Partnerships that hold our Common Stock, and partners in such partnerships, should consult their own tax advisors regarding the U.S. federal income tax consequences of the Reverse Stock Split.

This summary is based on the provisions of the Internal Revenue Code of 1986, as amended, U.S. Treasury regulations, administrative rulings and judicial authority, all as in effect as of the date of this proxy statement. Subsequent developments in U.S. federal income tax law, including changes in law or differing interpretations, which may be applied retroactively, could have a material effect on the U.S. federal income tax consequences of the Reverse Stock Split.

PLEASE CONSULT YOUR OWN TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT IN YOUR PARTICULAR CIRCUMSTANCES UNDER THE INTERNAL REVENUE CODE AND THE LAWS OF ANY OTHER TAXING JURISDICTION.

U.S. Holders

The Reverse Stock Split should be treated as a recapitalization for U.S. federal income tax purposes. Therefore, a stockholder generally will not recognize gain or loss on the Reverse Stock Split, except to the extent of cash, if any, received in lieu of a fractional share interest in the post-Reverse Stock Split shares. We do not intend to issue fractional shares. Rather, fractional shares will be rounded up to the nearest whole share. The aggregate tax basis of the post-split shares received will be equal to the aggregate tax basis of the pre-split shares exchanged therefore (excluding any portion of the holder’s basis allocated to fractional shares), and the holding period of the post-split shares received will include the holding period of the pre-split shares exchanged. A holder of the pre-split shares who receives cash will generally recognize gain or loss equal to the difference between the portion of the tax basis of the pre-split shares allocated to the fractional share interest and the cash received. Such gain or loss will be a capital gain or loss and will be short term if the pre-split shares were held for one year or less and long term if held more than one year. No gain or loss will be recognized by us as a result of the Reverse Stock Split.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information known to MusclePharm with respect to the beneficial ownership of our Common Stock, $0.001 par value per share, as of October 25, 2012, unless otherwise noted, by:

•	each stockholder known to MusclePharm to own beneficially more than 5% of MusclePharm’s Common Stock;
•	each of MusclePharm’s directors;
•	each of MusclePharm’s named executive officers; and
•	all of MusclePharm’s current directors and named executive officers as a group.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of Common Stock or Series B Preferred Stock that they beneficially own, subject to applicable community property laws.

Applicable percentage ownership is based on 2,292,665,700 shares of Common Stock and 51 shares of Series B Preferred Stock outstanding at October 25, 2012. For purposes of computing total voting percentage, each share of Series B Preferred Stock is entitled to cast 46,787,084 votes, resulting in total voting power for purposes of calculating voting percentages of 4,678,806,983 votes. Except as set forth below, the address of the beneficial owner listed in the table below is c/o MusclePharm Corporation, 4721 Ironton Street, Building A, Denver, Colorado 80239.

	Shares Beneficially Owned
	Common Stock (1)		Series B Preferred Stock (1)		Total Voting
Name of Beneficial Owner	Shares	% (2)	Shares	% (3)	% (4)

Named Executive Officers:
Brad J. Pyatt	140,604,960	6.1%	31	60.8%	34.0%
L. Gary Davis	62,000	*	-	-	*
John H. Bluher	16,650,000	*	-	-	*
Jeremy R. DeLuca	121,825,644	5.3%	-	-	2.6%
Cory J. Gregory	132,308,658	5.8%	20	39.2%	22.8%
Lawrence S. Meer	0	*	-	-	*

Non-Employee Directors:
Gordon G. Burr (5)	86,580,000	3.8%	-	-	1.9%
James J. Greenwell	0	*	-	-	*
Donald W. Prosser	0	*	-	-	*

Officers and Directors as a Group (nine persons):	498,031,262	21.7%	51	100%	61.6%

*	Represents less than one percent.

(1)	This column lists beneficial ownership of voting securities as calculated under SEC rules. Otherwise, except to the extent noted below, each director, named executive officer or entity has sole voting and investment power over the shares reported. The shares are not subject to any pledge. Standard brokerage accounts may include nonnegotiable provisions regarding set-offs or similar rights.
(2)	Percent of class based on 2,292,665,700 shares of Common Stock outstanding as of October 25, 2012. This percentage does not include preferred stock ownership.
(3)	Percent of Series B Preferred Stock based on 51 shares of Series B Preferred Stock outstanding as of October 18, 2012.
(4)	Percentage of total voting power represents voting power with respect to all shares of our Common Stock and Series B Preferred Stock voting together as a single class. Based on the number of shares of Common Stock outstanding on October 25, 2012, the holders of our Series B Preferred Stock are entitled to 46,787,084 votes per share, and holders of our Common Stock are entitled to one vote per share. For more information about the voting rights of our Common Stock and our Series B Preferred Stock, see “Description of Securities—Common Stock” and Description of Securities—Preferred Stock.”
(5)	The Common Stock is held in the name of El Chichon Partners, LLC, a Colorado limited liability company (“El Chichon”). Mr. Burr is the manager of El Chichon, and as such, holds sole dispositive voting power over such securities. The address of El Chichon is 5031 S. Ulster Street, Denver, Colorado 80237.

ADDITIONAL INFORMATION

We are subject to the disclosure requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith, file reports, information statements and other information, including annual and quarterly reports on Form 10-K and 10-Q, respectively, with the Securities and Exchange Commission (the “SEC”). Reports and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the SEC at 100 F. Street N.E., Room 1580, Washington, DC 20549. You may also obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a web site on the Internet (http://www.sec.gov) that contains reports, information statements and other information regarding issuers that file electronically with the SEC through the Electronic Data Gathering, Analysis and Retrieval System (“EDGAR”)

The following documents, as filed with the SEC by the Company, are incorporated herein by reference:

(1)	Annual Report on Form 10-K and Form 10-K/A for the fiscal year ended December 31, 2011;

(2)	Current Reports on Form 8-K dated January 27, 2012; March 8, 2012; March 30, 2012; April 24, 2012; April 25, 2012; May 16, 2012 (as amended on May 25, 2012 and July 9, 2012); July 6, 2012; July 18, 2012; July 19, 2012; July 20, 2012 and July 20, 2012; July 25, 2012; July 31, 2012; August 27, 2012; August 31, 2012; September 21, 2012; October 17, 2012; October 19, 2012 and October 24, 2012; and

(3)	Quarterly Reports on Form 10-Q and 10-Q/A for the three months ended March 31, 2012 and June 30, 2012.

You may request a copy of these filings, at no cost, by writing MusclePharm Corporation at 4721 Ironton Street, Building A, Denver, Colorado 90839 or telephoning the Company at (800) 210-7369. Any statement contained in a document that is incorporated by reference will be modified or superseded for all purposes to the extent that a statement contained in this Information Statement (or in any other document that is subsequently filed with the SEC and incorporated by reference) modifies or is contrary to such previous statement. Any statement so modified or superseded will not be deemed a part of this Information Statement except as so modified or superseded.

This Information Statement is provided to the holder of Common Stock of the Company only for information purposes in connection with the Reverse Stock Split and the amendment to our Articles of Incorporation, pursuant to and in accordance with Rule 14c-2 of the Exchange Act. Please carefully read this Information Statement.

BY ORDER OF THE BOARD OF DIRECTORS

By:	/s/ Brad J. Pyatt
Name:	Brad J. Pyatt
Title:	Chairman

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